Exhibit 10.1

SENIOR B PREFERRED SHARE PURCHASE AGREEMENT

This Senior B Preferred Share Purchase Agreement (this “Agreement”), dated as of October 29, 2014, is entered into between Windset Holdings 2010 Ltd., a Canada corporation (the “Corporation”) and Apio, Inc., a Delaware corporation and a wholly-owned subsidiary of Landec Corporation, a Delaware corporation (the “Investor,” and together with the Corporation, the “Parties” or each, a “Party”).

RECITALS:

WHEREAS, the Corporation has authorized 70,000 Senior B Preferred shares (the “Senior B Preferred Shares”), 150,000 Senior A Preferred shares (the “Senior A Preferred Shares”), 186,320 Junior Preferred shares (the “Junior Preferred Shares”), and 1,000 Common shares (the “Common Shares”) of the Corporation; and

WHEREAS, the Corporation wishes to sell to the Investor, and the Investor wishes to purchase from the Corporation, all 70,000 of the Senior B Preferred Shares (the “Purchased Shares”), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I

Definitions

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise, or any Associate thereof; provided that each member of the Newell Family Group, each member of the Windset Group, Renewable Fibre Corp., Braeside Breeders Ltd., Sylviaville Enterprises Ltd., Windset Labour Management Ltd., Dr. John P. Newell Medical Services Ltd. and Station Square Medical Clinic Ltd. shall be deemed “Affiliates” of the Corporation.

“Agreement” has the meaning set forth in the preamble.

“Associate” where used to indicate a relationship with any Person, means:

(i)

any Person of which such Person owns, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all voting securities of the corporation for the time being outstanding;

(ii)	any partner of that Person;

(iii)	any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity;

(iv)	any relative of that Person who resides in the same home as such Person;

(v)	any Person who resides in the same home as that Person and to whom that Person is married or with whom that Person is living in a conjugal relationship outside marriage; or

(vi)	any relative of a Person mentioned in clause (v) who has the same home as that Person.

“Audited Financial Statements” has the meaning set forth in Section 3.05.

“Balance Sheet” has the meaning set forth in Section 3.05.

“Balance Sheet Date” has the meaning set forth in Section 3.05.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Vancouver, British Columbia and San Francisco, California.

“Business” means the business of the Windset Group as conducted on the date hereof and as presently proposed to be conducted, including the operation of greenhouses, and the marketing, distribution and sale of fruits and vegetables, in Canada and the United States.

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Corporation” has the meaning set forth in the preamble.

“Constating Documents” means the certificate of incorporation, amalgamation, continuance or other formation and the by-laws, articles, memorandum or other organizational documents of a Person, as applicable.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Corporation and the Investor concurrently with the execution and delivery of this Agreement.

“Dollars” or “US$” means the lawful currency of the United States.

“Employees” means those Persons employed immediately prior to the Closing by any member of the Windset Group.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Financial Statements” has the meaning set forth in Section 3.05.

“GAAP” means those accounting principles which are recognized as being generally accepted in Canada from time to time as set forth in the CPA Canada Handbook published by Chartered Professional Accountants of Canada (as revised from time to time).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Interim Balance Sheet” has the meaning set forth in Section 3.05.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.05.

“Interim Financial Statements” has the meaning set forth in Section 3.05.

“Investor” has the meaning set forth in the preamble.

“Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of the Corporation, after due inquiry, and shall include Dr. John P. Newell, Sylvia Helen Newell, Steven Newell, John Newell and Anthony Martin.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Windset Group, individually or in the aggregate, or (b) the ability of the Windset Group, individually or in the aggregate, to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” means:

(i)

each Contract of any member of the Windset Group involving aggregate consideration in excess of US$1,000,000 and which, in each case, cannot be cancelled by such member of the Windset Group without penalty or without more than 90 days’ notice; and

(ii)	any other Contract with annual payments or payables equal or greater to US$100,000 that is material to any member of the Windset Group and not previously disclosed to the Investor.

“Newell Family Group” means Dr. John P. Newell, Sr., Sylvia Helen Newell, John Newell, Jr., Steven Newell, Newell Capital Corporation, Newell Family Trust, Braeside Breeders Ltd., Windset Trust, Windset North Trust, Newell Family Trust 2012 and Newell Joint Partner Trust.

“Party” has the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means

(i)     those items set forth in Schedule “A” of the Disclosure Schedules;

(ii)     liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(iii)     mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of any member of the Windset Group;

(iv)     easements, rights of way, zoning ordinances and other similar encumbrances affecting real property held by the Corporation, which are not, individually or in the aggregate, material to the business of any member of the Windset Group; or

(v)     liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of any member of the Windset Group.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchased Shares” has the meaning set forth in the recitals.

“Related Party” means (i) each member of the Newell Family Group, (ii) each director and executive officer of each member of the Windset Group, and (iii) the Associates and Affiliates, as applicable, of each of the foregoing Persons; provided that each member of the Newell Family Group, each member of the Windset Group, Renewable Fibre Corp., Braeside Breeders Ltd., Sylviaville Enterprises Ltd., Windset Labour Management Ltd., Dr. John P Newell Medical Services Ltd. and Station Square Medical Clinic Ltd. shall each be deemed “Related Party” of the Windset Group.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Senior A Preferred Shares” has the meaning set forth in the recitals.

“Senior B Preferred Shares” has the meaning set forth in the recitals.

“Share Certificate” has the meaning set forth in Section 2.03.

“Shareholders’ Agreement” has the meaning set forth in Section 6.02(i).

“Shares” means the Common Shares, Junior Preferred Shares, Senior A Preferred Shares and Senior B Preferred Shares, or any of them, as the context may require.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transaction Documents” means this Agreement, the Shareholders’ Agreement and Schedule “A” to the Articles of the Corporation (the “Share Rights Filing”).

“Windset Group” means the Corporation and each of its Subsidiaries or their predecessors, as the case may be and as the context may require; and “member of the Windset Group” means any one of them.

Article II

Purchase and sale

Section 2.01     Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Corporation shall sell to the Investor, and the Investor shall purchase from the Corporation, the Purchased Shares, which, after the purchase, will constitute 100% of the outstanding Senior B Preferred Shares, free and clear of all Encumbrances.

Section 2.02     Purchase Price. The purchase price for the Purchased Shares shall be US$7,000,000 (the “Purchase Price”).

Section 2.03     Transactions to be Effected at the Closing.

(a)     At the Closing, the Investor shall deliver to the Corporation:

(i)     the Purchase Price by wire transfer of immediately available funds to an account of the Corporation, such account to be designated in writing by the Corporation to the Investor; and

(ii)     the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by the Investor at or prior to the Closing pursuant to Section 6.03 of this Agreement.

(b)     At the Closing, the Corporation shall deliver to the Investor:

(i)     a share certificate evidencing the Purchased Shares registered in the name of the Investor (the “Share Certificate”); and

(ii)     the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by the Corporation at or prior to the Closing pursuant to Section 6.02 of this Agreement.

Section 2.04     Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Purchased Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Vancouver time, at the later of (x) the date hereof, and (ii) no later than two Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Fasken Martineau DuMoulin LLP, 2900 - 550 Burrard Street, Vancouver, British Columbia, V6C 0A3, or at such other time or on such other date or at such other place as the Corporation and the Investor may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.05     Use of Funds. The Corporation covenants to use all of the Purchase Price (excluding any costs and expenses associated with the consummation of this Agreement) to fund expansion and renovation of the Business and is not to be used for the Corporation’s working capital needs or to repay any indebtedness of the Corporation.

Article III

Representations and warranties of Each Member of the Windset GrouP

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each member of the Windset Group represents and warrants to the Investor, severally and not jointly, that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01     Organization, Authority and Qualification of each member of the Windset Group. Each member of the Windset Group is a duly organized, validly existing and in good standing and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which each member of the Windset Group is licensed or qualified to do business, and each member of the Windset Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except for any jurisdiction(s) in which the failure to so qualify would not have a Material Adverse Effect. All corporate actions taken by each member of the Windset Group in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. None of such actions will result in any violation of, be in conflict with, or constitute a default, in any material respect, under any of its organizational documents or any law, statute, regulation, ordinance, contract, agreement, instrument, judgment, decree or order to which each member of the Windset Group is a party or by which each member of the Windset Group or its assets may be bound.

Section 3.02     Capitalization.

(a)     Immediately prior to the sale of the Purchased Shares to the Investor, the authorized capital stock of the Corporation consists of 1,000 Common Shares, all of which are issued and outstanding, 186,320 Junior Preferred Shares, all of which are issued and outstanding, 150,000 Senior A Preferred Shares, all of which are issued and outstanding, and 70,000 Senior B Preferred Shares, none of which are issued and outstanding. Section 3.02(a) of the Disclosure Schedules sets forth the Corporation’s capitalization immediately prior the sale of the Purchased Shares, including the Shares outstanding, the names of the Persons holding the Shares and the tax residency of each of such Persons. All of the Shares have been duly authorized, and all of the issued and outstanding Shares and are validly issued, fully paid and non-assessable, and are free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Investor shall own all of the Purchased Shares, free and clear of all Encumbrances, and the capitalization of the Corporation shall be as set forth in Section 3.02(a) of the Disclosure Schedules.

(b)     All of the Shares have been issued in compliance with applicable Laws. None of the Shares have been issued in violation of any agreement, arrangement or commitment to which each member of the Windset Group is a party or is subject to or in violation of any pre-emptive or similar rights of any Person.

(c)     Other than as set forth in Section 3.02(c) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of each member of the Windset Group or obligating each member of the Windset Group to issue or sell any shares of capital stock of, or any other interest in, each member of the Windset Group. Each member of the Windset Group does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Other than the Shareholders’ Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.03     No Subsidiaries. Except as set forth in Section 3.03 of the Disclosure Schedules, each member of the Windset Group does not, directly or indirectly, own or have the right to acquire any equity interest in any corporation, limited liability company, partnership, joint venture, trust or other business organization. Section 3.03 of the Disclosure Schedules sets forth a true and correct copy of the organization chart of the Windset Group.

Section 3.04     No Conflicts; Consents. The execution, delivery and performance by the Corporation of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of each member of the Windset Group; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to each member of the Windset Group; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which each member of the Windset Group is a party or by which each member of the Windset Group is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of each member of the Windset Group; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of each member of the Windset Group. No consent, license, order, permit, approval, authorization, declaration of, payment to or filing with any Governmental Authority (collectively, “Authorizations”) is required by or with respect to each member of the Windset Group in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.05     Financial Statements. Complete copies of the Windset Group’s audited financial statements consisting of the balance sheet of the Windset Group as of December 31, 2013 and December 31, 2012 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Windset Group as of June 30, 2014, and the related statements of income and retained earnings, shareholders’ equity and cash flow for the six month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been made available to the Investor. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse). The Financial Statements are based on the books and records of the Windset Group, and fairly present the financial condition of the Windset Group as of the respective dates they were prepared and the results of the operations of the Windset Group for the periods indicated. The balance sheet of the Windset Group as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Windset Group as of June 30, 2014 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Each member of the Windset Group maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.06     Absence of Certain Changes, Events and Conditions. Except as provided in Section 3.06 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to each member of the Windset Group, any:

(a)     event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)     other than the Articles of Amendment of the Corporation filed July 15, 2014 and as may be effected in connection with the consummation of the transactions contemplated by this Agreement, amendment of the charter, by-laws or other organizational documents of the Corporation.

(c)     acceleration, termination, material modification to or cancellation of any Material Contract to which each member of the Windset Group is a party or by which it is bound.

Section 3.07     Inventories. The inventories of each member of the Windset Group (i) are in good, merchantable and usable condition, (ii) are reflected in the Balance Sheet at the lower of cost or market in accordance with GAAP, and (iii) are of a quality and quantity usable in the ordinary course of business. The inventory obsolescence policies of each member of the Windset Group are appropriate for the nature of the products sold and the marketing methods used by each member of the Windset Group, the reserve for inventory obsolescence contained in the Balance Sheet fairly reflects the amount of obsolete inventory as of its date.

Section 3.08     Undisclosed Liabilities. Each member of the Windset Group has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (collectively, “Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date (except for those as set forth in Section 3.08 of the Disclosure Schedules), and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.09     Material Contracts. Each Material Contract is valid and binding on any member of the Windset Group in accordance with its terms and is in full force and effect. Except as set forth in Section 3.09 of the Disclosure Schedules, none of the Windset Group members or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Investor.

Section 3.10     Insurance. Section 3.10 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by any member of the Windset Group or a Related Party relating to the Business, or any assets, operations, Employees, contractors, officers and directors related to the same (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to the Investor. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. No member of the Windset Group nor any Related Party has received written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any member of the Windset Group. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.10 of the Disclosure Schedules, there are no claims related to the business of any member of the Windset Group pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Each member of the Windset Group is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to any member of the Windset Group and are sufficient for compliance with all applicable Laws and Contracts to which any member of the Windset Group is a party or by which it is bound.

Section 3.11     Legal Proceedings; Governmental Orders.

(a)     Except as set forth in Section 3.11(a) of the Disclosure Schedules, there are no Actions pending or, to the Corporation’s Knowledge, threatened (a) against or by any member of the Windset Group affecting any of its properties, assets or customers (or by or against any Related Party thereof and relating to any member of the Windset Group) that could reasonably be expected to exceed $250,000 of liabilities; or (b) against or by any member of the Windset Group or any Related Party that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)     Except as set forth in Section 3.11(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any member of the Windset Group or any of its properties or assets. Each member of the Windset Group is in compliance with the terms of each Governmental Order set forth in Section 3.11(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.12     Taxes. Except as set forth in Section 3.12 of the Disclosure Schedules:

(a)     All Tax Returns required to be filed on or before the Closing Date by each member of the Windset Group have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by each member of the Windset Group (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)     Each member of the Windset Group and each Related Party has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)     There are no liens for Taxes (other than for current Taxes not yet due and payable) on any member of the Windset Group relating to the Real Property.

(d)     No deficiencies for any Taxes have been proposed, asserted or assessed in writing against any member of the Windset Group that are still pending.

Section 3.13     Books and Records. The minute books and stock record books of the Corporation, all of which have been made available to the Investor, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Corporation contain accurate and complete records of all meetings, and actions taken by written consent of, the shareholders, the board of directors and any committees of the board of directors of the Corporation, and no meeting, or action taken by written consent, of any such shareholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all such books and records will be in the possession of the Corporation or advisors to the Corporation known to the Investor.

Section 3.14     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the subscription for Senior B Preferred Shares contemplated by this Agreement.

Section 3.15     Compliance With Export and Trade Laws. To the knowledge of the Corporation, each member of the Windset Group is in material compliance with all applicable United States and foreign government laws and regulations concerning the exportation of any products, technology, technical data and services, including those administered by, without limitation, the United States Department of Commerce, the United States Department of State, and the United States Department of the Treasury. To the knowledge of the Windset Group, each member of the Windset Group is also in material compliance with United States and international economic and trade sanctions, including those administered by the Office of Foreign Assets Control within the United States Department of the Treasury. To the knowledge of the Corporation, each member of the Windset Group is also in material compliance with the antiboycott regulations administered by the United States Department of Commerce, the Foreign Corrupt Practices Act, and all laws and regulations administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security.

Section 3.16     Full Disclosure. The Windset Group has made available to the Investor all the information available to the Windset Group that the Windset Group has the lawful right to provide, and that the Windset Group reasonably believes that Investor would need for deciding whether to acquire the Purchased Shares. No member of the Windset Group has wilfully, knowingly or recklessly made any untrue statement of a material fact, nor omitted to state a material fact necessary, in order to make the statements contained in this Agreement, the Transaction Documents, nor any other documents delivered, or caused to be delivered, by the Corporation herewith or therewith untrue. No representation or warranty by any member of the Windset Group in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to the Investor pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IV

Representations and warranties of the Investor

The Investor represents and warrants to the Corporation that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01     Organization and Authority of the Investor. The Investor is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. The Investor has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which the Investor is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Investor of this Agreement and any other Transaction Document to which the Investor is a party, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Investor. This Agreement has been duly executed and delivered by the Investor, and (assuming due authorization, execution and delivery by the Corporation) this Agreement constitutes a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms. When each other Transaction Document to which the Investor is or will be a party has been duly executed and delivered by the Investor (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of the Investor enforceable against it in accordance with its terms.

Section 4.02     No Conflicts. The execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Investor.

Section 4.03     Sufficiency of Funds. the Investor has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Article V

Covenants

Section 5.01     Confidentiality. Following the Closing Date, the Corporation shall, and shall cause members of the Windset Group and the Related Parties to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning this Agreement and the Transaction Documents, except to the extent that the Corporation can show that such information (a) is generally available to and known by the public through no fault of the Windset Group, a Related Party, or their respective Representatives; or (b) is lawfully acquired by the Windset Group, a Related Party or their respective Representatives from and after the Closing Date from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Windset Group, a Related Party or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Corporation shall promptly notify the Investor in writing and shall disclose only that portion of such information which the Corporation is advised by its counsel in writing is legally required to be disclosed, provided that the Corporation shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02     Closing Conditions. From the date hereof until the Closing, each Party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

Section 5.03     Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement or their Affiliates shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 5.04     Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Article VI

Conditions to closing

Section 6.01     Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)     No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)     All approvals, consents and waivers necessary to consummate the transactions contemplated by this Agreement shall have been received, and executed counterparts thereof shall have been delivered to the Investor at or prior to the Closing.

Section 6.02     Conditions to Obligations of the Investor. The obligations of the Investor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Investor’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     The representations and warranties of the Corporation contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)     Each member of the Windset Group shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Corporation shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)     No Action shall have been commenced against the Corporation which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)     All approvals, consents and waivers necessary to consummate the transactions contemplated by this Agreement shall have been received, and executed counterparts thereof shall have been delivered to the Investor at or prior to the Closing.

(e)     There shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)     The Transaction Documents (other than this Agreement) shall have been executed and delivered by the parties thereto, on terms both satisfactory and tax advantageous the Parties, and true and complete copies thereof shall have been delivered to the Investor.

(g)     The Investor shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Corporation, that (x) each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied, and (y) confirms that Steven Newell and John Newell continue to serve as Chief Executive Officer and Chief Operating Officer, respectively, of the Corporation.

(h)     As of the Closing Date, the Board shall be comprised of Dr. John P. Newell, Sr., Sylvia Helen Newell, Steven Newell, John Newell, Jr. and Ron Midyett, and each member of the Board shall have entered into indemnity agreements in a form reasonably acceptable to the Investor.

(i)     The Corporation, the Investor, Newell Capital Corporation, Dr. John Newell, Sr., John Newell, Jr., Steven Newell and Sylvia Helen Newell shall have executed and delivered the Amended and Restated Shareholders’ Agreement of even date herewith in a form reasonably acceptable to the Investor (the “Shareholders’ Agreement”).

(j)     The Corporation shall have (x) filed the Articles of Amendment, in a form reasonably acceptable to the Investor, with Industry Canada on or prior to the Closing Date, which shall continue to be in full force and effect as of the Closing Date, and (y) qualified the Shares under applicable Canadian securities laws.

(k)     The Corporation shall have delivered to the Investor a good standing certificate (or its equivalent) for the Corporation from the Registrar of Companies of British Columbia and a compliance certificate for the Corporation from Industry Canada.

(l)     The Corporation shall have delivered, or caused to be delivered, to the Investor the Share Certificate, free and clear of Encumbrances.

(m)     The Corporation shall have delivered to the Investor such other documents or instruments as the Investor reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6.03     Conditions to Obligations of the Corporation. The obligations of the Corporation to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or the Corporation’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     The representations and warranties of the Investor contained in Article IV shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b)     All covenants, agreements and conditions contained in this Agreement to be performed by the Investor on or prior to the Closing Date shall have been performed or complied with in all material respects.

(c)     All authorizations, approvals or Permits of any Governmental Authority that are required in connection with the lawful issuance and sale of the Purchased Shares pursuant to this Agreement shall be obtained and effective as of the Closing Date.

Article VII

Indemnification

Section 7.01     Survival. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing until the expiration of three (3) years from the Closing Date, and, thereafter, to the extent a claim is made prior to such expiration with respect to any breach of such representation, warranty or agreement, until such claim is finally determined or settled; provided, that the representations and warranties in Section 3.01, Section 3.02 and Section 4.01, and the covenants in Section 2.05 shall survive indefinitely; provided further, that such expiration shall not affect the rights of the Investor and its successors and assigns, Subsidiaries and Affiliates and its and their respective officers, directors, sellers, employees and agents to otherwise seek recovery for a claim arising out of any fraud, wilful breach, or intentional misrepresentation by the Corporation or any member of the Windset Group until the expiration of any applicable statute of limitations with respect thereto. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02     The Investor Warranty Claims. Except as hereinafter set forth, the Corporation shall indemnify and hold harmless on an after-tax basis the Investor and its successors and assigns, Subsidiaries and Affiliates and its and their respective officers, directors, sellers, employees and agents, against, and in respect of, any and all damages, claims, losses, liabilities (including any tax liabilities resulting from indemnification payments) and expenses, including, without limitation, reasonable legal, accounting and other expenses, which may arise out of: (i) any misrepresentation in, or breach or violation of this Agreement by any member of the Windset Group; (ii) any breach or non-fulfillment of any of the representations, warranties, agreements, obligations or covenants made in this Agreement by any member of the Windset Group; or (iii) any inaccuracy or misrepresentation in the Schedules hereto or in any certificate or document delivered in accordance with the terms of this Agreement by any member of the Windset Group; provided however, that the Investor shall be entitled to indemnification hereunder only when the aggregate of all such the Investor Warranty Claims exceeds US$100,000; provided further however that the cumulative liability of the Corporation for indemnification payments hereunder shall not exceed US$7,000,000 (exclusive of all reasonable expenses of investigation and reasonable attorneys’ fees and expenses incurred by the Investor in connection with any action, suit or proceeding).

Section 7.03     Third Party Claims. Without regard to the limitations set forth in Section 7.02 hereof, the Corporation shall indemnify and hold the Investor and its successors and assigns, Subsidiaries and Affiliates and its and their respective officers, directors, sellers, employees and agents harmless on an after-tax basis against any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, Tax, accounting and other expenses, arising out of any legal, Tax, governmental or administrative action, suit or proceeding against the Investor, which legal, Tax, governmental or administrative action, suit or proceeding arises from the conduct of the Business of the Windset Group prior to the Closing Date or from events that occurred prior to Closing Date and relate to the ownership or condition of the properties owned or leased by the Windset Group prior to the Closing Date.

Section 7.04     Notice of Claim. Upon obtaining knowledge thereof, the party to be indemnified (the “Indemnified Party”) shall promptly notify the party providing the indemnification (the “Indemnifying Party”) in writing of any damage, claim, loss, liability or expense which the Indemnified Party has determined has given or could give rise to a claim under this Article VII (such written notice being hereinafter referred to as a “Notice of Claim”); provided that the failure to provide prompt notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder. A Notice of Claim shall contain a brief description of the nature and estimated amount of any such claim giving rise to a right of indemnification.

Section 7.05     Defense of Third Party Claims. With respect to any claim or demand set forth in a Notice of Claim relating to a third party claim, the Indemnifying Party may defend, in good faith and at its expense, any such claim or demand, and the Indemnified Party, at its expense, shall have the right to participate in the defense of any such third party claim; provided, however, that the Corporation shall not have the right to defend any claim with respect to Taxes to the extent that resolution of such claim could affect the Tax liability of the Investor, its Affiliates or Subsidiaries with respect to any period. So long as the Indemnifying Party is defending in good faith any such third party claim, the Indemnified Party shall not settle or compromise such third party claim. If the Indemnifying Party does not so elect to defend any such third party claim, the Indemnified Party shall have no obligation to do so.

Article VIII

Miscellaneous

Section 8.01     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred, provided, however, promptly following the Closing, the Corporation shall reimburse the Investor for any documented reasonable expenses (whether external or internal) arising in connection with the subscription for the Purchased Shares contemplated by this Agreement in excess of US$20,000.

Section 8.02     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to the Corporation:	Windset Holdings 2010 Ltd. 3660 41-B Street Delta, BC Canada V4K 3N2 Facsimile:604-940-7711 E-mail:tmartin@windset.com Attention:Chief Financial Officer
with a copy to:	Fasken Martineau DuMoulin LLP 2900-550 Burrard Street Vancouver (BC) V6C 0A3, Canada Facsimile:604-632-3124 E-mail:ajackson@fasken.com Attention:Andrew P. Jackson
If to the Investor:	Apio, Inc. P.O. Box 727 Guadalupe, California 93434 Facsimile:805-343-0745 E-mail:rmidyett@apioinc.com Attention:Chief Executive Officer
with a copy to:	Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, California 94105, U.S.A. Facsimile:415-773-5759 E-mail: dolphhellman@orrick.com Attention:Dolph Hellman

Section 8.03     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections and Disclosure Schedules mean the Articles and Sections of, and Disclosure Schedules to this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 8.04     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06     Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, the Investor may, without the prior written consent of the Corporation, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned Subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08     No Third-party Beneficiaries. Except as provided in Section 8.07 and Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10     Governing Law; Dispute Resolution Mechanism.

(a)     This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of California.

(b)     All disputes arising under the Agreement shall be resolved in the following manner. The senior management of both parties shall meet to attempt to resolve such disputes. If the senior management cannot resolve the disputes, either party may make a written demand for formal dispute resolution and specify therein the scope of the dispute. Within thirty (30) days after such written notification, the parties agree to meet for one (1) day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either party may begin litigation proceedings.

Section 8.11     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WINDSET HOLDINGS 2010 LTD.

Per:
Name:
Title:

APIO, INC.

Per:
Name:
Title: